Exhibit 99.1

Mace Reports Financial Results for the First Quarter Ended March 31, 2011

HORSHAM, Pa.--(BUSINESS WIRE)--May 16, 2011--Mace Security International, Inc. ("Mace" or the “Company”) (OTCQB: MACE) today announced financial results for the first quarter ended March 31, 2011.

2011 First Quarter Highlights

  Mace completed the first planned expansion of its Central Station (Mace CS) located in Anaheim, CA, with the acquisition of The Command Center Inc. (TCCI) based in Corona, CA.
  Mace completed the disposition of another non-security asset, a full-service car wash facility and convenience store located in Lubbock, Texas.
  Mace formed an alliance with Shipboard Defense Systems, Inc. to develop The Shipboard Defense System (“SDS”), a defensive on-board system to repel pirates.
  Mace filed a Form S-1 registration statement with the Securities and Exchange Commission on May 2, 2011 for its planned rights offering.
  Mace entered into a Securities Purchase Agreement with Merlin Partners, LP (“Merlin”) on March 25, 2011, pursuant to which Merlin and up to three assignees of Merlin will purchase $4.0 million of the Company’s common stock, valued at the per share exercise price applicable to the rights offering, at the conclusion of the rights offering.

Dennis Raefield, CEO and President of Mace, stated, “The first quarter of 2011 was very successful for our Central Station division, including the acquisition of another wholesale central station in Corona, CA. We continued to expand the Mace Personal Defense division by acquiring new customers and introducing new product lines, although the revenue from TG Guard systems, our Mace pepper prison systems product, was below budget due to continued tightened government spending. Our electronic surveillance security products division suffered a decrease in revenue due to continued purchasing softness from our installer channel and a decrease in sales in our industrial products division. We have taken additional steps to reduce and control costs in order to reduce the negative impact of the softness in our top line within the security products division.”

Mr. Raefield added, “Our planned rights offering will re-capitalize the Company and allow us to focus on additional central station acquisitions, increase marketing campaigns for our Personal Defense division leveraging the Mace brand, and introduce security products that enhance our central station offerings.”

The disclosure of the proposed rights offering does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Financial Results, First Quarter of 2011 Compared to First Quarter of 2010

Total revenues for the first quarter ended March 31, 2011 were $3.6 million, as compared to $4.3 million for the same period in 2010. Despite an increase in revenues within our wholesale monitoring division of approximately 4%, overall revenues declined largely as a result of a reduction in sales volume in our high-end digital and machine vision camera operation of $403,000. Our professional and consumer direct electronic surveillance operations also experienced a reduction in sales of $183,000 due to several factors, including increased competition and a continued reduction in consumer spending due to low construction and remodeling levels. Our personal defense operation in Vermont also experienced a decline in sales of approximately $114,000, with a decrease noted in the sales of non-aerosol products and TG Guard systems.

Loss from continuing operations for the first quarter of 2011 was approximately $(1.2) million, or ($0.08) per share, compared to a loss from continuing operations of $(6.3) million, or $(0.39) per share, in the first quarter of 2010. The decrease in operating loss from continuing operations was primarily due to the $4.5 million arbitration award expensed in the first quarter of 2010. The Company also experienced a decrease in selling, general, and administration expenses of $631,000, or 22%, as it realized savings from the continuation of the Company-wide cost reduction program it began in 2008, along with a decrease in certain costs related to the reduced sales levels.

Discontinued operations include all of the Company’s car wash and digital media marketing operations. The results for these operations are shown as discontinued operations for financial reporting purposes. These operations generated a loss of approximately $(60,000), or $(0.00) per share, for the three months ended March 31, 2011, and $(539,000), or $(0.04) per share, in the same period of 2010.

Net loss for the three months ended March 31, 2011 was approximately $(1.3) million, or $(0.08) per share, compared to a net loss of approximately $(6.8) million, or ($0.43) per share, for the three months ended March 31, 2010.

The Company’s net book value was $12.7 million, or $0.81 per share, at March 31, 2011. In addition, Mace had $21.8 million in total assets, including $2.3 million of cash and cash equivalents at March 31, 2011.

Conference Call

Mace will conduct a conference call on Wednesday, May 18, 2011 at 12:00 PM EDT, 9:00 AM PDT. The participant conference call number is (877) 719-8065, conference ID: 66084936. There will also be access to a digital recording of the teleconference by calling (800) 642-1687 and entering the conference ID: 66084936. This will be available from two hours following the teleconference until May 31, 2011.

About Mace

Mace Security International, Inc. (OTCQB: MACE) is the manufacturer of personal defense and electronic surveillance products marketed under the famous brand name Mace®, and is the owner and operator of a wholesale central monitoring station. Mace’s web site is www.mace.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “projected”, “intend to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties. A discussion of factors that could materially adversely affect the Company’s financial performance and cause actual results for future periods to differ materially from the statements expressed within this press release, are contained under the heading “Risk Factors” in Mace’s SEC filings, including its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which reports should be read in conjunction with this press release.

Mace Security International, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share information)
(Unaudited)

	Three Months Ended March 31,
	2011	2010

Revenues	$3,595	$4,267
Cost of revenues	2,336	3,016

Gross profit	1,259	1,251
Selling, general, and administrative expenses	2,212	2,843
Arbitration award	-	4,500
Depreciation and amortization	120	152

Operating loss	(1,073)	(6,244)

Interest expense, net	116	10
Other income	-	3
Loss from continuing operations before income taxes	(1,189)	(6,251)

Income tax expense	10	25

Loss from continuing operations	(1,199)	(6,276)

Loss from discontinued operations, net of tax	(60)	(539)

Net loss	$(1,259)	$(6,815)

Per share of common stock (basic and diluted):
Loss from continuing operations	$(0.08)	$(0.39)
Loss from discontinued operations	-	(0.04)
Net loss	$(0.08)	$(0.43)

Weighted average shares outstanding:
Basic and Diluted	15,735,725	15,913,775

Mace Security International, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2011	2010
	(unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$2,288	$2,564
Accounts receivable, net	1,772	2,119
Inventories, net	3,625	3,273
Other current assets	1,364	1,790
Assets held for sale	4,585	6,330
Total current assets	13,634	16,076

Property and equipment, net	1,663	1,645

Goodwill	2,800	1,982

Other intangible assets, net	2,164	1,767

Other assets	1,538	1,554
	$21,799	$23,024

LIABILITIES AND EQUITY

Current Liabilities
Current portion of long-term debt and capital lease obligations	$779	$1,378
Accounts payable and accrued expenses	4,739	5,073
Other current liabilities	511	523
Liabilities related to assets held for sale	1,245	2,081
Total current liabilities	7,274	9,055

Long-term debt and capital lease obligations, net of current portion	871	113
Derivative liability	590	-
Other liabilities	400	-

Stockholders' Equity	12,664	13,856
	$21,799	$23,024

CONTACT:
Mace Security International, Inc.
Sarah Din, MarCom Manager
925-478-4524
sdin@mace.com